UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
September 24, 2008
Date of Report (Date of earliest event reported)
Kansas City Southern de México, S.A. de C.V.
(formerly known as TFM, S.A. de C.V.)
(Exact Name of Registrant as Specified in Its Charter)

Mexico	333-08322	N/A
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)
Montes Urales 625
Lomas de Chapultepec
11000 México, D.F.
México
(Address of Principal Executive Offices)
+ (5255) 9178-5836
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On September 24, 2008, Kansas City Southern de México, S.A. de C.V., as borrower (“KCSM”), entered into a Loan Agreement (the “Loan Agreement”) with DVB Bank AG, as lender (“DVB”). KCSM received the loan principal amount of $52,200,000 on September 26, 2008. KCSM used the proceeds to finance approximately 79% of the purchase price of twenty nine (29) ES44AC locomotives (the “Locomotives”) delivered and purchased by KCSM in June 2008. To secure the loan from DVB, KCSM has transferred legal ownership of the Locomotives to a trust established by KCSM to which DVB is the primary beneficiary and KCSM is the secondary beneficiary.
     The Loan Agreement requires KCSM to make 60 equal quarterly payments of $870,000 plus interest at an annual rate of 6.1950%. The first payment is due and payable on December 31, 2008, and the final payment is due and payable on September 29, 2023.
     The Loan Agreement contains representations, warranties and covenants typical of such equipment loans. Events of default in the Loan Agreement include, but are not limited to, certain payment defaults, certain bankruptcy and liquidation proceedings and the failure to perform any covenants or agreements contained in the Loan Agreement. Any event of default could trigger acceleration of KCSM’s payment obligations under the terms of the Loan Agreement.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information required by this item is included in Item 1.01 above and is incorporated herein by reference.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kansas City Southern de México, S.A. de C.V.

September 25, 2008	By:	/s/ Patrick J. Ottensmeyer

Name: Patrick J. Ottensmeyer
Title: Chief Financial Officer